Exhibit 10.3

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AMENDMENT NO. 7 TO COLLABORATION AND LICENSE AGREEMENT

This Amendment No.7 to the Collaboration and License Agreement (this “Amendment”) is made and entered into as of December 5, 2018 (“Effective Date”), by and between Kyowa Hakko Kirin Co., Ltd., a company organized and existing under the laws of Japan, with an address at 1-9-2 Otemachi, Chiyoda-ku, Tokyo, 100- 0004, Japan (“KHK”) and Ultragenyx Pharmaceutical Inc., a company organized and existing under the laws of the State of Delaware, with an address at 60 Leveroni, Novato, California 94949, USA (“UGNX”).

RECITALS

A.

KHK and UGNX are parties to a Collaboration and License Agreement dated August 29, 2013, regarding the joint development and commercialization of KRN23 (the “Licensed Product”), an Amendment No. 1 to Collaboration and License Agreement effective as of September 24, 2015, an Amendment No. 2 effective as of November 28, 2016, an Amendment No. 3 effective as of September 29, 2017, an Amendment No. 4 effective as of January 29, 2018, an Amendment No. 5 effective as of April 30, 2018, and an Amendment No. 6 effective as of February 1, 2019 (collectively, the “Collaboration Agreement”).

B.

Pursuant to Section 13.6 of the Collaboration Agreement, KHK and UGNX are conducting the Commercialization of the Licensed Product in the Canadian portion of the Profit Share Territory through their Affiliates, respectively Kyowa Kirin Canada, Inc. (“KKCA”) and Ultragenyx Canada Inc. (“UCI”).

C.

With the Marketing Approval and Commercialization of the Licensed Product in Canada anticipated in the near future, the Parties desire to further clarify their relationship related to the Canadian portion of the Profit Share Territory.

D.	Terms defined in the Collaboration Agreement shall have the same meaning in this Amendment as they have in the Collaboration Agreement.
E.	All terms and conditions of the Collaboration Agreement not expressly addressed in this Amendment shall remain in full force and effect.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.A new Section 5.4.1 shall be added that provides as follows.

“5.4.1 Call Center/Medical Information/Pharmacovigilance in Canada.

Notwithstanding the foregoing, for Canada, UGNX shall select a third party to provide call center services, medical information and other patient support services (“Call Center

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Provider”). UGNX and KKI will collaborate regarding the use of the Call Center Provider for adverse event and other safety information intake, follow-up for adverse events and other safety information, and other pharmacovigilance services for Licensed Product in accordance with Canadian law, and for forwarding adverse event and other safety information to KHK for processing and submission to Health Canada in accordance with Canadian law.  KKI and the Call Center Provider shall establish a Pharmacovigilance Agreement (PVA) to outline safety exchange, reporting and safety surveillance responsibilities for Licensed Product.

2.	A new Section 5.13 shall be added that provides as follows:

“5.13 Regulatory Matters in Canada.

(a)KHK’s Affiliate, Kyowa Kirin Limited (“KKL”), is the owner of the New Drug Submission (NDS) for Licensed Product that has been approved in Canada.

(b)Until the Profit Share Territory Transition Date, KKL appoints UGNX as its agent for regulatory matters associated with Licensed Product in Canada.

(c)UGNX shall be responsible for contact to and from Health Canada, including emails and other correspondence, except as otherwise agreed to in writing by the Parties.  UGNX shall promptly share all Health Canada contacts with KKL.  UGNX and KKL will agree on an electronic method to accomplish this sharing.

3.	A new Section 5.14 shall be added that provides as follows:

“5.14 Canadian Labeling and Packaging. In Canada, the label, packaging and labeling of the Licensed Product states as follows:

Manufactured by:

Kyowa Kirin Limited

Galabank Business Park,

Galashiels,

TD1 1QH

United Kingdom

Distributed by:

Innomar Strategies

4.	A new Section 5.15 shall be added that provides as follows:

“5.15 Other Reports to Health Canada and other Regulatory Authorities with respect to the Commercialization of the Licensed Product in Canada.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

(a)	Each Party shall be responsible for reporting as required under the Ontario Health Sector Payment Transparency Act and any similar national or provincial laws enacted in the future in Canada.

(b)

KHK and/or KKL shall be responsible for preparing all NDS supplements dealing with manufacturing changes or issues.  KHK and/or KKL (as applicable) will submit these supplements to UGNX for its review and approval at least [***] prior to submission to Health Canada.

(c)

UGNX shall be responsible for drafting all other NDS supplements and Health Canada submissions.  UGNX shall submit all routine or planned NDS supplements and other submissions to KHK for its review and approval at least [***] prior to submission to Health Canada.  For non-routine submissions to Health Canada that require expedited processing, UGNX will discuss and agree with KKL on timing for the KKL review.”

5.	A new Section 6.8 shall be added that provides as follows:

“6.8 Branding and Messaging in Canada.

Brand Book. KHK and UGNX have jointly created and plan to periodically update a branding and messaging platform for the Licensed Product, which contain key claims and imagery. UGNX and UCI agree that written material used in Canada for Licensed Product will conform to that platform.”

6.	A new Section 6.9 shall be added that provides as follows:

“6.9 Third Party Logistics in Canada. To the extent of the Commercialization of the Licensed Product in Canada, KHK’s Affiliate, Kyowa Kirin Services Limited (“KKS”), will select and contract with a third party logistics provider (“Third Party Logistics Provider”) to manage and control inventory of the Licensed Product, including picking, packing and shipping of Licensed Product.  The Third Party Logistics Provider will hold on consignment KKS-titled Licensed Product. UCI shall be responsible for the creation of customer accounts at the Third Party Logistics Provider and providing of all related and necessary information to the Third Party Logistics Provider to ensure that the Third Party Logistics Provider can fulfill its obligations under its contract with KKS. KKS will provide a weekly report to UCI reflecting the Third Party Logistics Provider’s data related to customer account management.”

7.	A new Section 6.10 shall be added that provides as follows:

“6.10. Transition of Commercial and Regulatory Activities in Canada.

6.10.1. Quarterly Commercial Meeting.  To the extent of the Commercialization of the Licensed Product in the Canada, during the Profit Share Period, UCI and KKCA shall meet

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

each quarter under the guidance of the JCT to review significant commercial developments related to the Licensed Product.

6.10.2 Year Preceding Transition. To the extent of the Commercialization of the Licensed Product in the Canada, UCI and KKCA agree to cooperate with each other and use best efforts to ensure a seamless transition of the Licensed Product from UCI to KKCA upon the Profit Share Territory Transition Date.  The following activities shall occur during the year preceding the Profit Share Territory Transition Date:

(a)KKCA and UCI shall form a transition committee (“Canada Transition Committee”) that will hold a transition planning meeting to map and outline steps and key activities and timing in the Canada; provided, however, (i) Canada Transition Committee shall be a part of the Transition Committee established for transition activities in the United States pursuant to Section 6.7 (“U.S. Transition”) and (ii) all activities under this Section 6.10 will be coordinated with the U.S. Transition.

(b)The Canada Transition Committee shall draft plans for transition of supply, packaging, and labeling responsibilities, regulatory responsibilities and reporting (including payment reporting laws, government pricing and adverse experience reporting), clinical trials, advisory boards, grants and sponsorships, continuing medical education programs, and communications with UCI’s customers of the Licensed Product (“UCI Customer”) and other third parties.  These plans will include transfer to KKCA of all documents and data that will assist in such transitions.

(c)Any required contract amendments with third parties will be initiated.  UCI will cooperate as requested by KKCA to complete the assignment process.

(d) KKCA and UCI will create a schedule that will allow KKCA personnel to observe in real time existing patient support service programs and other interactions with service providers and UCI Customers, and to accompany UCI personnel to these observations.  The schedule will be reasonable and not significantly disrupt the work of UCI personnel.

6.10.3 Training. UCI and KKCA will train KKCA personnel on the programs, procedures and tasks that will be transitioned from UCI to KKCA.”

8.	A new Section 9.4 shall be added that provides as follows:

“9.4 Licensed Product-Related Contracts with Respect to Commercialization of the Licensed Product in Canada.

9.4.1 UCI will upon request of KKCA send or otherwise make a copy of all supply, pricing, rebate, discount and other commercial contracts related to Licensed Product within [***] of the request.  Other commercial contracts set forth above shall include sponsorships, grants and charitable contributions but not such things as minor consulting agreements.

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

9.4.2 UCI shall ensure that all UCI Customer contracts provide UCI and KKCA with access to and the right to audit the data supporting Net Sales calculations, as described in Section 9.1 of this Agreement.  All commercial contracts related to the Commercialization of the Licensed Product in Canada entered into by UCI and the UCI’s Customer shall permit assignment to KKCA upon UCI’s written notice to the corresponding UCI Customer and without any consent of such UCI Customer.  Notwithstanding the foregoing, UCI shall not assign any commercial contracts to KKCA without KKCA’s prior written consent for such assignment.”

IN WITNESS WHEREOF, the Parties have executed this Amendment, by their representatives duly thereunto authorized as of the Effective Date.

KYOWA HAKKO KIRIN CO., LTD.	ULTRAGENYX PHARMACEUTICAL INC.

By:/s/ Yasuo FujiiBy:/s/ Thomas Kassberg

Name:Yasuo FujiiName:_Thomas Kassberg  ______________

Title:Director, Business Development Dept.Title:   _Chief Business Officer __________

Date:March 28, 2019Date:April 1, 2019